Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159966

PROSPECTUS

29,565,215 SHARES OF COMMON STOCK

HECLA MINING COMPANY

We have prepared this prospectus to register for resale (i) 17,391,302 shares of our common stock, and (ii) 12,173,913 shares of our common stock underlying Series 4 warrants to purchase our common stock, in each case previously issued by us to the selling stockholders named herein pursuant to a private placement that closed on June 4, 2009.

The selling stockholders named herein, or their pledgees, donees, transferees, or other successors in interest (the “Selling Stockholders”) may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

To the extent any of the Series 4 warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. To the extent any of the Series 4 warrants are exercised pursuant to cashless exercise provisions, we will not receive any proceeds from any such sale of these shares. We will not receive any proceeds from the resale of our common stock by any Selling Stockholders.

We have a separate prospectus that relates to holders of our Series 1 and Series 3 warrants and 12% Convertible Preferred Stock, as well as common stock issued or issuable in connection with such securities. No Series 2 warrants remain outstanding.

You should read this prospectus carefully before you invest in our securities. You should read this prospectus together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “HL.” The last reported sale price of our common stock on the New York Stock Exchange on August 12, 2009 was $3.02 per share.

Investing in shares of our common stock involves a high degree of risk. Before buying any shares (including by exercise of warrants), you should read the discussion of material risks in “Risk Factors” on page 1 of this prospectus.

The complete mailing address and telephone number of our principal executive offices is:

Hecla Mining Company

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

(208) 769-4100

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2009.

You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

RISK FACTORS

You should consider the “Risk Factors” included under Item 1A. to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this prospectus. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Information Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements are statements of expectations, beliefs, plans, objectives, assumptions or future events or performance. Words or phrases such as “may,” “will,” “could,” “anticipate,” “believe,” “should,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will likely result,” “will continue,” or similar expressions identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished. In addition to other factors and matters discussed elsewhere in this prospectus or incorporated by reference, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

•	metals prices and price volatility;

•	volatility of metals production and costs;

•	exploration risks and results;

•	variance in ore grades;

•	our ability to obtain financing for working capital, construction costs and the repayment of any future maturing debt;

•	capital market conditions, including interest rate fluctuations and capital availability;

•	project development risks;

•	general economic, political, financial market, and infrastructure conditions;

•	compliance with the terms and conditions of existing or future financings;

•	mining risks and hazards;

•	risks inherent in foreign exploration activities and operations;

•	remediation, reclamation, and environmental costs;

•	the results or settlements of pending litigation;

•	cash flow;

•	currency fluctuations and currency exchange regulations;

•	reserve estimates;

•	changes in, and compliance with, environmental laws and policies;

•	financial or regulatory accounting principles or policies imposed by governing bodies;

•	political risks;

•	new federal, state and local laws that could have adverse effects on operating results;

•	legal and regulatory proceedings and issues;

•	the impact of any acquisitions or dispositions of operations, assets, entities, or mining properties; and

•	employee workforce factors, including strikes, work stoppages and the loss of key executives.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

USE OF PROCEEDS

To the extent Series 4 warrants are exercised on a cashless basis, we will receive no proceeds. To the extent the warrants are exercised for cash, we will receive the exercise price for those warrants. Otherwise, the net proceeds from any disposition of the shares covered hereby will be received by the Selling Stockholders. We will not receive any of the proceeds from the sale by the Selling Stockholders of the common stock offered by this prospectus. If all of the warrants covered by this prospectus are exercised in full for cash, we will receive proceeds of approximately $45 million.

We intend to use any net proceeds from the exercise of the warrants to repay indebtedness under our term loan facility at least to the extent required by the facility if it remains outstanding at the time of such exercise, and to use the remainder for working capital and general corporate purposes. Our term loan facility requires that 75% of the net proceeds of the exercise of our warrants covered by this prospectus be used to reduce indebtedness outstanding under our term loan facility.

The warrants covered by this prospectus are Series 4 warrants we issued on June 4, 2009, when we closed a private placement offering of 17,391,302 shares of common stock and Series 4 warrants to purchase 12,173,913 shares of our common stock. The securities were issued in the form of units (“Units”), with each Unit consisting of one share of our common stock and seven-tenths of a Series 4 common stock purchase warrant. The Units were sold at a price of $3.45 per Unit. Each whole warrant is exercisable for a share of our common stock at a price of $3.68 per share beginning on or about December 7, 2009 (the “Initial Exercise Date”) and during the 181 day period following the Initial Exercise Date, except as such period may be extended by reason of the unavailability of the registration statement of which this prospectus is a part. See discussion of the Registration Rights Agreement below. Rodman & Renshaw, LLC (“Rodman”) acted as the placement agent for the private placement offering.

More information concerning the offering of Units can be obtained from our Current Report on Form 8-K filed with the SEC on June 8, 2009, which is incorporated by reference in this prospectus. Please refer to “Where You Can Find More Information” below for directions on obtaining the document.

Pursuant to the securities purchase agreement (“Securities Purchase Agreement”), we sold the Units to the Selling Stockholders for aggregate gross proceeds of approximately $60,000,000 (the “Placement”). As the Placement Agent for the Placement, Rodman received a cash fee of four percent (4%) of the gross proceeds ($2,400,000). As part of the Placement, we also entered into a registration rights agreement with the Selling Stockholders (the “Registration Rights Agreement”), pursuant to which we are required to use our commercially reasonable efforts to file a registration statement with the SEC and to maintain its effectiveness for a period of time, with respect to resales of the shares of common stock and the common stock underlying the warrants we sold in the Placement. This prospectus is part of the registration statement filed in satisfaction of our obligations under the Securities Purchase Agreement and the Registration Rights Agreement, each of which is included as an exhibit to our Current Report on Form 8-K filed with the SEC on June 8, 2009, which is incorporated by reference in this prospectus. Please refer to “Where You Can Find More Information” below for directions on obtaining those documents.

SELLING STOCKHOLDERS

We have prepared this prospectus, in part, to facilitate the sale by the Selling Stockholders, from time to time, of up to 29,565,215 shares of our common stock (including 12,173,913 shares of common stock which they may acquire upon the exercise of Series 4 warrants).

All of the common stock offered by this prospectus may be offered by the Selling Stockholders for their own accounts. We would not receive any proceeds from any such sale of these shares. To the extent any of the Series 4 warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

December 2008 Registered Direct Sale of Common Stock and Series 1 and Series 2 Warrants

On December 11, 2008, pursuant to a Securities Purchase Agreement dated December 10, 2008, we sold to those Selling Stockholders identified in a footnote to the table below, approximately 10,244,000 shares of our common stock, priced at $2.05 per share, along with Series 1 warrants to purchase up to 7,682,927 shares of our common stock at an exercise price of $2.45 per share and Series 2 warrants to purchase up to 7,682,927 shares of our common stock at an exercise price of $2.35 per share. The Series 2 warrants expired unexercised on February 28, 2009. The Series 1 warrants were exercisable beginning on June 9, 2009 and expire on or about June 9, 2014. Rodman acted as our placement agent for the offering, and received a placement fee equal to $945,000 as well as Series 1 warrants to purchase 460,976 shares of our common stock at an exercise price of $2.56 per share. The shares of our common stock and the Series 1 and Series 2 warrants were offered and sold under a base prospectus dated as of September 7, 2007, as supplemented by a prospectus supplement filed with the SEC on December 10, 2008.

Security Holdings of Selling Stockholders

The following table sets forth information with respect to our common stock known to us to be beneficially owned by the Selling Stockholders as of August 11, 2009, including shares obtainable under Series 4 warrants, and being offered under this prospectus. To our knowledge, except as otherwise disclosed herein, each of the Selling Stockholders has sole voting and investment power over the common stock listed in the table below. Except as otherwise disclosed herein (including the documents incorporated herein by reference), no Selling Stockholder has had a material relationship with us during the three years immediately preceding this offering, other than as an owner of our common stock or other securities. We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because each Selling Stockholder may offer all or some of its shares, and, except as indicated in the following table, there currently are no agreements, arrangements, or understandings with respect to the sale of any of the shares. The following table assumes that all of the shares being registered pursuant to this prospectus, including shares issuable upon exercise of the Series 4 warrants, will be sold in the offering.

Name	Total Number of Shares Before Sale†	Shares Offered Hereby	Shares Remaining After Sale	Percent*
Capital Ventures International(1)	10,586,779	9,855,072	731,707	#
RCG PB, Ltd**(2)	3,825,662	2,069,565	1,756,097	#
Ramius Enterprise Master Fund Ltd **(3)	1,325,981	886,956	439,025	#
Cranshire Capital, L.P.**(4)	5,282,832	2,956,521	2,326,311	#
Hudson Bay Fund LP**(5)	2,247,858	886,956	1,360,902	#
Hudson Bay Overseas Fund Ltd.**(6)	4,140,301	1,576,813	2,563,488	1.1%
Visium Equity Global Master Fund, Ltd.(7)	2,463,768	2,463,768	0	#
Rockmore Investment Master Fund Ltd.(8)	3,342,374	2,956,521	385,853	#
BAM Opportunity Fund, L.P(9)	2,463,768	2,463,768	0	#
Hartz Capital Investments, LLC**(10)	4,000,353	2,463,768	1,536,585	#
Sprott Gold and Precious Minerals Fund Ltd.(11)	3,103,207	985,507	2,117,700	#

†	Assumes exercise of all warrants, including the Series 4 warrants, held by such Selling Stockholder. The Series 4 warrants are exercisable beginning on December 7, 2009.
*	Percentage is based on 236,575,050 shares of common stock outstanding as of August 11, 2009.

(1)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.
(2)	Ramius Advisors, LLC (“Ramius Advisors”) is the investment adviser of RCG PB, Ltd (“RCG PB”) and consequently has voting control and investment discretion over securities held by RCG PB. Ramius Advisors disclaims beneficial ownership of these securities. Ramius LLC is the sole managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.
(3)	Ramius Advisors, LLC (“Ramius Advisors”) is the investment adviser of Ramius Enterprise Master Fund Ltd (“Enterprise”) and consequently has voting control and investment discretion over securities held by Enterprise. Ramius Advisors disclaims beneficial ownership of these securities. Ramius LLC is the sole managing member of Ramius Advisors and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius Advisors. Ramius disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.
(4)	Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the shares of common stock beneficially owned by Cranshire.
(5)	Mr. Sander Gerber, as executive officer of Hudson Bay Management Capital LP, the Investment Manager, with the power to exercise investment discretion disclaims beneficial ownership over the securities held by Hudson Bay Fund LP. The selling stockholder acquired these securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.
(6)	Mr. Sander Gerber, as executive officer of Hudson Bay Management Capital LP, the Investment Manager, with the power to exercise investment discretion disclaims beneficial ownership over the securities held by Hudson Bay Overseas Fund Ltd. The selling stockholder acquired these securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly to distribute the securities.
(7)	Visium Asset Management, LP (“VAM”) is the investment manager of Visium Equity Global Master Fund, Ltd. (“Investor”) and consequently has voting control and investment discretion over securities held by Investor. Jacob Gottlieb (“Mr. Gottlieb”), Chief Investment Officer, has voting control over VAM. As a result of the foregoing, each of Mr. Gottlieb and VAM may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of common stock beneficially owned by Investor.
(8)	Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of August 11, 2009, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Exchange Act. No person or “group” (as that term is used in Section 13(d) of the Exchange Act, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(9)	Hal Mintz and Ross Berman are the managing members of BAM Capital, LLC, the general partner, and BAM Management, LLC, the investment manager, respectively of BAM Opportunity Fund, L.P. Each of the general partner, the investment manager and Messrs. Mintz and Berman disclaims beneficial ownership of all shares of the common stock reported hereby.
(10)	Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC c/o Empery Asset Management LP (“HCI”), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.
(11)	Sprott Asset Management Inc., the portfolio manager of Sprott Gold and Precious Minerals Fund Ltd. (“Gold Fund”), has discretionary authority to vote and dispose of the shares held by Gold Fund and may be deemed to be the beneficial owner of these shares. Charles Oliver and Jamie Horvat, through their roles with Sprott Asset Management, have discretionary authority to vote and dispose of the shares held by Gold Fund, and may be deemed to be the beneficial owner of these shares. Charles Oliver and Jamie Horvat disclaim any beneficial ownership of these shares.

**	As described above, the Selling Stockholder purchased shares of common stock and Series 1 warrants from us in a registered direct offering in December 2008.
#	Less than 1%

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

Exercise of the Warrants

Holders of the Series 4 warrants may exercise their respective warrants to purchase shares of our common stock on or before the applicable expiration date by delivering to us (i) notice of exercise, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions with respect to the warrants, payment of the exercise price for the number of shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock, and any portion of a warrant not exercised prior to the expiration date shall be and become void and of no value.

In addition, the holders of the warrants may make a “cashless exercise” if, at any time after the six month anniversary of the date of the issuance of the Series 4 warrants, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the shares of common stock underlying the warrants. This means the holders of the warrants would receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares with respect to which the warrant is being exercised, the volume weighted average of the prices per share of our common stock on the trading date immediately prior to the date of exercise and the applicable exercise price of the warrants.

The shares of common stock issuable on exercise of the warrants will be, when issued and paid for in accordance with the respective warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding Warrants.

As discussed above in Use of Proceeds, each warrant is exercisable on or after the Initial Exercise Date and during the 181 day period following the Initial Exercise Date. However, if we are not current with the public information requirements set forth in Rule 144 under the Securities Act at any time that is required in order for the Selling Stockholders to sell our common stock under Rule 144, then for each trading day that such failure occurs the exercise period shall be extended by one additional trading day.

Resales

Each Selling Stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the New York Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 and without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF COMMON STOCK

The following summary is not complete. You should refer to the applicable provisions of our Certificate of Incorporation, as amended, and our Bylaws, as amended, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

We are authorized to issue 400,000,000 shares of common stock, par value $0.25 per share, of which 236,575,050 shares of common stock were issued and outstanding as of August 11, 2009.

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of common stock is entitled to:

•	one vote on all matters presented to the stockholders, with no cumulative voting rights;

•

receive such dividends as may be declared by the board of directors out of funds legally available therefor (we have no present intention of paying dividends on our common stock in the foreseeable future and are currently restricted from paying such dividends); and

•	in the event of our liquidation or dissolution, share ratably in any distribution of our assets.

Holders of shares of common stock do not have preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into such shares, and no redemption or sinking fund provisions are applicable. All outstanding shares of common stock are fully paid and nonassessable.

All of our currently outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “HL”.

LEGAL MATTERS

The validity of the shares to be offered hereby is being passed upon for us by K&L Gates LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus and in the Registration Statement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-1. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington D.C. 20549.

You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein. We incorporate by reference the documents listed below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the SEC on March 2, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which we filed with the SEC on April 28, 2009 and July 29, 2009, respectively;

•	our Current Reports on Form 8-K, which we filed with the SEC on January 2, January 13, February 4, February 9, February 12, March 11, 2009, June 3, 2009, June 8, 2009, and July 2, 2009; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2009.

We do not incorporate by reference documents or information furnished to, but not filed with, the SEC.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Hecla Mining Company, 6500 North Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815, (208) 769-4100. In addition, each document incorporated by reference is readily accessible on our Web site at www.hecla-mining.com.